Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products Reports Fourth Quarter Financial Results
--Fourth Quarter GAAP EPS of $0.14 and Proforma EPS of $0.24 --
-Conference Call To Be Held at 4:30 PM EST Today-

LONG BEACH, Calif., March 10, 2011 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported net income for the fourth quarter ended December 31, 2010 totaled $2.9 million, or $0.14 per diluted share.  Excluding special charges amounting to $3.3 million before tax, fourth quarter 2010 earnings would have totaled $4.9 million, or $0.24 per diluted share, which compared with $4.8 million, or $0.22 per diluted share, in the fourth quarter of 2009.

Net sales for the fourth quarter of 2010 totaled $30.3 million. This compared with $30.7 million in the fourth quarter of 2009, which benefitted from higher sales in anticipation of a January 2010 price increase.

In the fourth quarter of 2010, gross profit was $23.9 million, or 79.0% of total net sales, compared with $24.2 million, or 78.9% of total net sales, a year ago.  Operating expenses of $19.0 million were higher compared with $16.3 million a year ago and included $3.3 million in special charges, including $1.7 million of legal and other costs related to the Zein Obagi legal proceedings, $1.0 million associated with the separation of the former CEO and $0.5 million associated with the Company’s secondary offering.

The Company generated $5.3 million in cash from operations for the fourth quarter and at December 31, 2010 had total cash and cash equivalents of $15.1 million, after $35.0 million was used to buy back stock during the fourth quarter of 2010.

For the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009:

•	Net sales were $112.8 million, up 8.3% from $104.1 million for 2009.

•	Gross profit margin was 79.0%, compared to 78.8% a year ago.

•
Net income on a GAAP basis was $9.5 million, or $0.44 per diluted share. On a non-GAAP basis, which excludes special charges, net income was $14.5 million, or $0.66 per diluted share, compared with $11.3 million, or $0.51 per diluted share for 2009.  These special pre-tax costs totaled $8.3 million for the year and were associated with the Zein Obagi legal proceedings and contract termination (amounting to $6.5 million, which included $0.6 million in costs for which recognition was accelerated into 2010), costs associated with the separation of the former CEO (amounting to $1.0 million) and costs associated with the secondary offering (amounting to $0.8 million).  A table reconciling GAAP and non-GAAP earnings is provided below.

During the Fourth Quarter of 2010 and Subsequent Period:

•	Added 335 new accounts, bringing the total number of active accounts to 6,494 at quarter’s end, up 5% from a year ago.

•
Introduced in January 2011 Obagi Blue Peel RADIANCE™, an easy-to-use peel that provides  efficient and efficacious results, and Nu-Derm® Sun Shield SPF 50, an elegant line extension to Obagi Medical's top-selling, Nu-Derm product line.

•	Launched ELASTILash® Eyelash Solution in October 2010.

•
Completed a secondary offering of 2.7 million shares of common stock of two long-term stockholders and also, under a stock purchase agreement with those same stockholders, repurchased an additional 3.6 million shares.

Al Hummel, the Company’s President and CEO stated, “We finished 2010 with year-over-year sales growth of eight percent despite some persistent signs of economic uncertainty.  Of significance, we generated almost $15 million in cash flow from operations in 2010, even after some major special charges, and also used $35 million of the Company’s cash to buy back 16% of our common stock.  Looking to 2011, we expect to see quarter-over-quarter sales gains.  For the longer term, we are investing in areas offering promising long term growth potential through the implementation of marketing initiatives focusing on our core physician partners, and for programs to increase brand awareness and loyalty among our end users. Additional investments will be made to improve the Company’s position in international markets, quality assurance and regulatory compliance to support our future growth.”

Secondary Offering Improves Float; Stock Buyback Accretive To Shareholders

On November 24, 2010 the Company completed a secondary offering in response to a demand registration from the Stonington Capital Appreciation 1994 Fund, L.P., a private equity fund, and the Company’s largest stockholder since the Company’s original acquisition in 1997.  Stonington informed the Company that it was exiting its investment of Obagi due to the end of the fund’s term.    As part of the offering, the Zein and Samar Obagi Family Trust also elected to sell its entire holdings.  These two stockholders sold a total of 2.7 million shares to the public.  In a separate transaction, the Company invested $35.0 million to purchase approximately 3.6 million shares from these two stockholders at a purchase price of $9.84 per share, the same net price paid by the underwriter in the secondary offering.

The net impact of this transaction was a reduction in the number of fully diluted shares to approximately 18.7 million, effectively increasing the net ownership position of all of the remaining stockholders by approximately 16%.  Meanwhile, it added 2.7 million shares to the Company’s stock float.  Under the existing Board approved stock buyback plan, the Company may commit to purchase up to an additional $10.0 million of stock in open market or private negotiated purchases of common shares at the discretion of management and the Board.

Company Introduces 2011 Full Year and First Quarter Financial Guidance

Based on current market and economic trends, management expects net sales for the first quarter of 2011 to be in the range of $26.0 million to $27.0 million, and earnings per diluted share to be between $0.11 and $0.12. For the year, the Company anticipates revenue growth of approximately 8% with revenue to be in the range of $119.0 million to $122.0 million and earnings per diluted share to be between $0.87 and $0.91.  This guidance excludes legal costs related to the Zein Obagi litigation and arbitration.  At this time, the Company anticipates the first quarter will approximate $2.0 million of litigation-related expenses.  The earnings per share guidance assumes dilutive shares remain at the current level of 18.7 million shares.

Conference Call Information

The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Investors interested in participating in the live call can dial 877-407-0784 from the U.S. International callers can dial 201-689-8560.  A telephone replay will be available approximately two hours after the call concludes through Thursday, March 24, by dialing 877-870.5176 from the U.S., or 858.384.5517 for international callers, and entering replay number 367169.  There also will be

858.384.5517 for international callers, and entering replay number 367169.  There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at http://www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market.  Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, facial redness, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIdermM.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear®System, Obagi ELASTILash™ Eyelash Solution, Obagi Blue Peel RADIANCE™, and Nu-Derm® Sun Shield SPF 50.  Visit www.obagi.com for more information.

Forward Looking Statements

There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Obagi and the Obagi logo are registered trademarks of Obagi Medical Products and/or its affiliates in the United States, EU and certain other countries.

Obagi Medical Products, Inc.
Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$30,303	$30,703	$112,763	$104,096
Cost of sales	6,372	6,487	23,686	22,039
Gross profit	23,931	24,216	89,077	82,057
Selling, general and administrative expenses	18,588	15,372	69,293	59,222
Research and development expenses	407	915	3,883	4,407
Income from operations	4,936	7,929	15,901	18,428
Loss on dissolution of foreign subsidiary	—	—	(80)	—
Interest income	14	26	89	173
Interest expense	(64)	(70)	(71)	(123)
Income before provision for income taxes	4,886	7,885	15,839	18,478
Provision for income taxes	1,986	3,080	6,348	7,145
Net income	$2,900	$4,805	$9,491	$11,333

Net income attributable to common shares
Basic	$0.14	$0.22	$0.44	$0.52
Diluted	$0.14	$0.22	$0.44	$0.51

Weighted average common shares outstanding
Basic	20,379,825	21,912,743	21,572,870	21,970,491
Diluted	20,558,296	22,125,175	21,816,170	22,022,132

Obagi Medical Products, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	December 31,
	2010	2009
Assets	(unaudited)
Current assets
Cash and cash equivalents	$15,139	$30,215
Short-term investments	—	5,743
Accounts receivable, net of allowance for doubtful accounts
and sales returns of $2,447 and $2,025 as of December 31, 2010
and 2009, respectively	22,736	24,240
Accounts receivable from related parties	—	97
Inventories, net	4,625	6,228
Deferred income taxes	1,542	1,379
Prepaid expenses and other current assets	2,473	2,424
Income taxes receivable	2,393	730
Total current assets	48,908	71,056
Property and equipment, net	3,254	4,689
Goodwill	4,629	4,629
Intangible assets, net	4,592	4,936
Deferred income taxes	1,054	1,835
Other assets	270	345
Total assets	$62,707	$87,490
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,400	$7,864
Current portion of long-term debt	—	18
Accrued liabilities	6,479	4,801
Income taxes payable	—	1,159
Amounts due to related parties	—	105
Total current liabilities	12,879	13,947
Other long-term liabilities	1,599	1,555
Total liabilities	14,478	15,502
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,882,658 and 22,748,218 shares issued and 18,499,939
and 21,912,857 shares outstanding at December 31, 2010
and 2009, respectively	23	23
Additional paid-in capital	61,173	59,505
Accumulated earnings	27,381	17,890
Treasury stock, at cost; 4,367,941 and 811,031 shares at
December 31, 2010 and 2009, respectively	(40,348)	(5,348)
Accumulated other comprehensive loss	—	(82)
Total stockholders' equity	48,229	71,988
Total liabilities and stockholders' equity	$62,707	$87,490

Segment information:
(Dollars in thousands, except share and per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$29,117	$29,612	$108,362	$99,466
Licensing	1,186	1,091	4,401	4,630
Net sales	$30,303	$30,703	$112,763	$104,096

Gross profit by segment
Physician-dispensed	$22,784	$23,180	$84,813	$77,575
Licensing	1,147	1,036	4,264	4,482
Gross profit	$23,931	$24,216	$89,077	$82,057

Geographic information
United States	$25,214	$24,963	$94,507	$85,432
International	5,089	5,740	18,256	18,664
Net sales	$30,303	$30,703	$112,763	$104,096

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales by product category
Physician-dispensed
Nu-Derm	$15,989	$17,028	$59,166	$56,057
Vitamin C	3,983	3,716	16,413	12,428
Elasticity	3,550	2,763	11,551	9,491
Therapeutic	1,878	2,078	7,261	8,668
Other	3,717	4,027	13,971	12,822
Total	29,117	29,612	108,362	99,466
Licensing	1,186	1,091	4,401	4,630
Total net sales	$30,303	$30,703	$112,763	$104,096

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below (unaudited):
(Dollars in thousands, except share and per share amounts)
	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010

GAAP net income	$2,900	$9,491

Adjustments to GAAP net income:
a) Dr. Obagi termination, litigation and related expenses	1,729	6,489
b) Former CEO severance and related expenses	1,031	1,031
c) Secondary offering costs	521	810
d) Non-GAAP income tax expense	(1,327)	(3,339)
Non-GAAP net income	$4,854	$14,482

Non-GAAP net income per share:
Basic	$0.24	$0.67
Diluted	$0.24	$0.66

Shares used in computing Non-GAAP per share amounts:
Basic	20,379,825	21,572,870
Diluted	20,558,296	21,816,170